Exhibit 10.4

AMENDMENT NO. 2 TO THE
ENSCO
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

       THIS AMENDMENT No. 2, executed this 4th day of August, 2009, and effective the first day of October, 2009, by Ensco International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

       WHEREAS, effective January 1, 2004, the Company adopted the ENSCO Non-Employee Director Deferred Compensation Plan (the "Original Plan");

       WHEREAS, the Board of Directors of the Company (the "Board"), upon recommendation of its Nominating, Governance and Compensation Committee (the "Committee"), approved Amendment No. 1 to the Original Plan during a regular meeting held on March 10, 2008;

       WHEREAS, the Board, upon recommendation of the Committee, during its regular meeting held on August 4, 2009, has approved this Amendment No. 2 to the Original Plan during a regular meeting held on August 4, 2009; and

       WHEREAS, the Company now desires to adopt this Amendment No. 2 to the Original Plan in order to amend Section 7.2 of the Original Plan, effective October 1, 2009, with respect to the limitation on the portion of a participant's account that may be invested in the Company stock fund;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 2 to the Original Plan:

       Section 7.2 of the Original Plan is hereby amended to read as follows:

       7.2.       Investments.  If a trust is established as provided for in Section 7.1, earnings and/or losses of the trust attributable to amounts credited to a Participant's Account shall increase or, if applicable, decrease such Participant's Account for purposes of determining the Participant's Benefits payable hereunder. The Committee may determine from time to time to direct the investment manager appointed pursuant to any such trust to invest the balance of a Participant's Account in accordance with the wishes and written directions of that Participant from among the registered mutual funds and the Company stock fund offered to the participants in the ENSCO Savings Plan from time to time under the terms of the ENSCO Savings Plan. If the Committee determines for any reason that a particular registered mutual fund available under the ENSCO Savings Plan cannot be made available under the Plan, a comparable fund will be substituted in its place.

       Up to 100 percent of the balance of a Participant's Account may be invested in the Company stock fund. Effective June 1, 2008, a Participant may not direct that more than 50 percent of the balance of his Account may be invested in the Company stock fund. Notwithstanding that the balance of a Participant's Account that is invested in the Company stock fund on June 1, 2008 is 50 percent or more of the total balance of his Account on that date, the Participant's Account may continue to hold that investment interest in the Company stock fund after May 31, 2008. A Participant shall not be permitted, however, to direct the investment manager after May 31, 2008 to change the investment of the then balance of his Account if (i) that investment election requires reinvestment of any portion of his Account into the Company stock fund and the balance of his Account that is invested in the Company stock fund on that date is 50 percent or more of the total balance of his Account on that date, or (ii) the effect of that investment election would result in more than 50 percent of the total balance of his Account on that date being invested in the Company stock fund.

       Effective October 1, 2009, a Participant may not direct that more than 25 percent of the balance of his Account may be invested in the Company stock fund. Notwithstanding that the balance of a Participant's Account that is invested in the Company stock fund on October 1, 2009 is 25 percent or more of the total balance of his Account on that date, the Participant's Account may continue to hold that investment interest in the Company stock fund after September 30, 2009. A Participant shall not be permitted, however, to direct the investment manager after September 30, 2009 to change the investment of the then balance of his Account if (i) that investment election requires reinvestment of any portion of his Account into the Company stock fund and the balance of his Account that is invested in the Company stock fund on that date is 25 percent or more of the total balance of his Account on that date, or (ii) the effect of that investment election would result in more than 25 percent of the total balance of his Account on that date being invested in the Company stock fund.

       The Administrator may determine, without the necessity of an amendment to the Plan, at any time to increase, decrease or otherwise modify any then applicable limitation on the investment in the Company stock fund and the transitional rules applicable to any such increase, decrease or modification.

       Effective June 1, 2008, the Committee has also determined that it will direct the investment manager appointed pursuant to any such trust to invest up to 100 percent of the balance of a Participant's Account in accordance with the wishes and written directions of that Participant pursuant to the terms, conditions and limitations of the agreements governing the T. Rowe Price TradeLink+ self-directed brokerage investment program, as amended from time to time.

       IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 2 to the Original Plan to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED /s/ Cary A Moomjian, Jr. Cary A. Moomjian, Jr. Vice President
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